EXHIBIT 10f2



Resolutions Adopted by the Board of Directors of
Fortune Brands, Inc. on July 26, 1988
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                  RESOLVED, that there be paid to Mr. Mark A. Roche (or to him and any beneficiary designated by him in accordance with the Retirement Plan for Employees and Former Employees of American Brands, Inc. (the "Retirement Plan"), or any superseding plan then in effect, or to Mr. Roche's surviving spouse if eligible for a spouse's benefit thereunder) from and after termination of Mr. Roche's employment, any benefits as would be payable under the Retirement Plan and this Company's Supplemental Retirement Plan, or any superseding plans, as then in effect if, for the purpose of determining eligibility for benefits and the amount thereof, Mr. Roche had been in continuous service with this Company since July 27, 1981; and further

                  RESOLVED, that this Company pay to Mr. Roche (or to such beneficiary), concurrently with the payment of whatever benefits become payable under the Retirement Plan and this Company's Supplemental Retirement Plan, or any superseding plans, outside-the-Plan benefits in an amount equal to the difference between (i) the benefits payable from the Retirement Plan and such Supplemental Retirement Plan and (ii) the total amount of benefits payable pursuant to the foregoing resolutions, provided that Mr. Roche may select any actuarially equivalent method of payment for the outside-the-Plan benefits as is permitted under the Retirement Plan, which need not be the same form of payment as actually elected under the Retirement Plan; and further

                  RESOLVED, that the Corporate Employee Benefits Committee (or any successor committee) may direct that the retirement benefits payable to Mr. Roche pursuant to the preceding resolutions be paid in an actuarially equivalent single sum payment, provided that except as set forth in the following resolutions, no such payment shall be made prior to termination of employment; and further

                  RESOLVED, that in the event the Company segregates assets which are intended to be a source for payment of such retirement benefits to Mr. Roche and the benefits are determined to be taxable to Mr. Roche prior to actual receipt thereof, a single sum payment shall be made to Mr. Roche in an amount sufficient to pay such taxes notwithstanding that Mr. Roche may not then have terminated employment, which tax payment shall then be used as an offset to the retirement benefits thereafter payable



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pursuant to the preceding resolutions of this Board, which retirement benefits shall also be paid in an actuarially equivalent single sum payment promptly upon termination of employment; and further

                  RESOLVED, that in determining actuarial equivalency of a single sum payment, there shall be used the interest rate which would be used as of the first day of the month preceding the month in which the distribution occurs by the Pension Benefit Guaranty Corporation for the purposes of determining the present value of a single sum distribution on plan termination and the 1974 George B.
Buck Mortality Table, set forward one year; and further

                  RESOLVED, that from and after Mr. Roche's termination of employment, Mr. Roche shall be eligible for retiree medical and life insurance benefits to the same extent as retired executives of the Company are entitled to such benefits generally; and further

                  RESOLVED, that for purposes of determining eligibility and amount of benefits under this Company's Sick Leave and Long-Term Disability Plans and Dental Plan, the date of July 27, 1981 shall be deemed Mr. Roche's commencement date of credited service; and further

                  RESOLVED, that the Chairman of the Board, the President, the Executive Vice President and Chief Financial Officer, the Senior Vice President and Chief Accounting Officer, the Senior Vice President and General Counsel and the Senior Vice President and Chief Administrative Officer of this Company be and each of them is hereby directed to execute and deliver to Mr. Roche the agreement of this Company confirming its obligations undertaken in the preceding resolutions pursuant to which retirement benefits, sick leave and long-term disability benefits and dental benefits will be provided for Mr.
Roche.



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